                                                                    EXHIBIT 10.3

                                                             EXECUTION COPY (V5)
                                                   SAFESCIENCE LICENSE AGREEMENT

                                            ***TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 17 C.F.R. SECTIONS 200.80(B)(4),
                                                            200.83 AND 240.24B-2

                                                                    29 June 2001


                               LICENSE AGREEMENT


                                    BETWEEN


                               SAFESCIENCE, INC.


                                      AND


                            SAFESCIENCE NEWCO, LTD.

                                       1
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                               TABLE OF CONTENTS


1     DEFINITIONS

2     SAFESCIENCE LICENSE TO NEWCO

3     INTELLECTUAL PROPERTY

4     [...***...]

5     FINANCIAL PROVISIONS

6     RIGHT OF INSPECTION AND AUDIT

7     REPRESENTATIONS AND WARRANTIES

8     TERM AND TERMINATION

9     CONFIDENTIAL INFORMATION

10    GOVERNING LAW AND JURISDICTION

11    IMPOSSIBILITY OF PERFORMANCE - FORCE MAJEURE

12    ASSIGNMENT

13    NOTICES

14    MISCELLANEOUS

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THIS AGREEMENT dated 29 June 2001 and effective as of the Effective Date (as defined below)

between:

(1) SafeScience, Inc., a corporation duly incorporated and validly existing under the laws of the State of Nevada and having its principal place of business at 31 St. James Avenue, Boston, MA 02116, United States of America; and

(2) SafeScience Newco, Ltd., an exempted limited liability company incorporated under the laws of Bermuda and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda ("Newco").


RECITALS:
---------

A. Simultaneously herewith, SafeScience, Elan, EIS, and Newco are entering into the JDOA for the purpose of recording the terms and conditions of the joint venture and of regulating their relationship with each other and certain aspects of the affairs of, and their dealings with, Newco.

B. Newco desires to enter into this Agreement with SafeScience so as to permit Newco to utilize the SafeScience Intellectual Property in making, having made, importing, using, offering for sale and selling the Products in the Field in the Territory.

C. Simultaneously herewith Newco and Elan are entering into the Elan License Agreement relating to Newco's use of the Elan Intellectual Property.


1    DEFINITIONS

1.1  In this Agreement unless the context otherwise requires:

     "Affiliate" shall mean any corporation or entity controlling, controlled by or under the common control of Elan or SafeScience or any third party, as the case may be, excluding, in the case of Elan, an Elan JV. For the purpose of this definition, (i)"control" shall mean direct or indirect ownership of [...***...] or more of the stock or shares entitled to vote for the election of directors; and (ii) Newco shall not be an Affiliate of Elan, Elan Corp or EIS, nor shall Elan, Elan Corp or EIS be an Affiliate of Newco.

     "After Acquired Technology" shall have the meaning as such term is defined in Clause 4.1.

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     "Agreement" shall mean this license agreement (which expression shall be deemed to include the Recitals and Schedules hereto).

     "Change of Control of SafeScience/Newco" shall have the meaning as such term is defined in the Elan License Agreement.

     "Compounds" shall mean SafeScience's human therapeutic drug GBC-590, the structure of which is described in Schedule 1, such derivatives or analogs thereof, or other compounds which are approved in writing by the Steering Committee, in accordance with Clause 2.4 of the JDOA.

     "Confidential Information" shall have the meaning as such term is defined in Clause 9.

     "Definitive Documents" shall mean the definitive agreements relating to the transaction including finance, stock purchase, research and license agreements.

     "Effective Date" shall mean the Initial Closing Date.

     "EIS" shall mean Elan International Services, Ltd., a Bermudan exempted limited liability company having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda.

     "Elan" shall mean Affiliates and subsidiaries of Elan Corp within the division of Elan Corp carrying on business as Elan Pharmaceutical Technologies. For the avoidance of doubt, "Elan" shall exclude the Excluded Entities.

     "Elan Corp" shall mean Elan Corporation, plc., a public limited company incorporated under the laws of Ireland.

     "Elan Improvements" shall have the meaning as such term is defined in the Elan License Agreement.

     "Elan Intellectual Property" shall mean the Elan Know-How, the Elan Patents and the Elan Improvements.

     For the avoidance of doubt, Elan Intellectual Property shall exclude inventions, patents and know-how owned, licensed or controlled by the Excluded Entities.

     "Elan JV" shall mean an entity that Elan and a third party (i) establish or have established, (ii) take shareholdings in or have a right to take shareholdings in, and (iii) grant certain licenses in and to certain intellectual property rights for the purpose of implementing a strategic alliance.

     "Elan Know-How" shall have the meaning as such term is defined in the Elan License

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     Agreement.

     "Elan License Agreement" shall mean that certain license agreement, of even date herewith, entered into between Elan and Newco.

     "Elan Patents" shall have the meaning as such term is defined in the Elan License Agreement.

     "Excluded Entities" shall mean The Liposome Company, Inc. and its subsidiaries; Axogen Limited; Neuralab Limited; Dura Pharmaceuticals, Inc. and its subsidiaries; and Affiliates (present or future) of Elan Corp within the division of Elan Corp carrying on business as Elan Pharmaceuticals which incorporates, inter alia, EPIL (only to the extent that it is the owner of patents, know-how or other intellectual property or technology invented and/or developed within the division of Elan Corp carrying on business as Elan Pharmaceuticals), Athena Neurosciences, Inc., Elan Pharmaceuticals, Inc. and Elan Europe Limited.

     "Field" shall mean the prevention and treatment of oncology indications in humans.

     "Financial Year" shall mean each year commencing on 1 January (or in the case of the first Financial Year, the Effective Date) and expiring on 31 December of each year.

     "Initial Closing Date" shall have the meaning as such term is defined in
     Section 1(a) of the SafeScience Securities Purchase Agreement.

     "Initial Formulation" shall have the meaning as such term is defined in Clause 2.3 of the JDOA.

     "Initial Mode of Administration" shall have the meaning as such term is defined in Clause 2.3 of the JDOA.

     "JDOA" shall mean that certain subscription, joint development and operating agreement, of even date herewith, by and between Elan, SafeScience, EIS and Newco.

     "NDA" shall mean New Drug Application.

     "Newco Intellectual Property" shall mean all rights to patents, know-how and other intellectual property arising out of the conduct of the Project by any person, including any technology acquired by Newco from a third party that does not constitute Elan Intellectual Property or SafeScience Intellectual Property.

     For the avoidance of doubt (i) any preclinical and clinical data and/or toxicity, stability and pharmacological data generated pursuant to the Project shall constitute Newco Intellectual Property; and (ii) any patent application filed by Newco, or by Elan or SafeScience on behalf of Newco, and any patent issued pursuant thereto, covering a Product shall constitute Newco Intellectual Property.

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     "Party" shall mean SafeScience or Newco, as the case may be, and "Parties"
     shall mean both parties together.

     "Platt and Wayne State Agreements" shall mean the Platt License Agreement and/or the Wayne State License Agreement.

     "Platt License Agreement" shall mean that certain agreement entered into between International Gene Group, Inc., a wholly-owned subsidiary of SafeScience, Inc., and David Platt, Ph.D., an individual, dated 7 January 1994 and amendments thereto, which amendments shall be subject to Clause 7, below.

     "Product" shall mean the Initial Formulation and Initial Mode of Administration of the Compound in the Field, and such other formulations and modes of administration of the Compound as may be agreed to by the Steering Committee in accordance with Clause 2.4 of the JDOA.

     "Project" shall mean all activities as undertaken by Elan, SafeScience and Newco in order to develop the Products.

     "SafeScience" shall mean SafeScience, Inc., a Nevada corporation and its Affiliates.

     "SafeScience Improvements" shall mean improvements to the SafeScience Patents and/or the SafeScience Know-How, developed (i) by SafeScience outside the Project, (ii) by SafeScience, Elan or Newco or by a third party (under contract with Newco) pursuant to the Project, and/or (iii) jointly by any combination of SafeScience, Elan, Newco or a third party (under contract with Newco) pursuant to the Project, except as limited by agreements with third parties.

     Subject to third party agreements, SafeScience Improvements shall constitute part of SafeScience Intellectual Property and be included in the SafeScience License pursuant to Clause 2.1 solely for the purposes set forth therein. If the inclusion of a SafeScience Improvement in the SafeScience License is restricted or limited by a third party agreement, SafeScience shall use reasonable commercial efforts to minimize any such restriction or limitation.

     "SafeScience Intellectual Property" shall mean the SafeScience Know-How, the SafeScience Patents and the SafeScience Improvements.

     "SafeScience Know-How" shall mean, subject to Clause 4.1, any and all rights owned, licensed or controlled by SafeScience to any scientific, pharmaceutical or technical information, data, discovery, invention (whether patentable or not), know-how, substances, techniques, processes, systems, formulations and designs and expertise relating to the Compound, which is not generally known to the public.

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     "SafeScience License" shall have the meaning set forth in Clause 2.1.

     "SafeScience Licensors" shall mean David Platt, Ph.D., in respect of the Platt License Agreement and Wayne State University and Barbara Ann Karmanos Cancer Institute, in respect of the Wayne State License Agreement.

     "SafeScience Patents" shall mean, subject to Clause 4.1, any and all rights under any and all patent applications and/or patents, now existing, currently pending or hereafter filed or obtained or licensed by SafeScience relating to the Compound, as set forth in Schedule 2, and any foreign counterparts thereof and all divisionals, continuations, continuations-in-part, any foreign counterparts thereof and all patents issuing on any of the foregoing and any foreign counterparts thereof, together with all registrations, reissues, re-examinations, supplemental protection certificates, or extensions thereof, and any foreign counterparts thereof.

     "SafeScience Securities Purchase Agreement" shall mean that certain securities purchase agreement, dated June 22, 2001, by and between SafeScience and EIS.

     "SafeScience Trademark(s)" shall mean one or more trademarks, trade names, or service marks that are owned or licensed by or on behalf of SafeScience which SafeScience may nominate and approve in writing from time to time for use in connection with the sale or promotion of the Products by Newco.

     "Steering Committee" shall have the meaning, as such term is defined in the JDOA.

     "Term" shall have the meaning set forth in Clause 8.

     "Territory" shall mean all the countries of the world.

     "United States Dollar" and "US$" shall mean the lawful currency for the time being of the United States of America.

     "Wayne State License Agreement" shall mean that certain License Agreement by and among Wayne State University, Barbara Ann Karmanos Cancer Institute and SafeScience, Inc., dated 26 January 2001 and amendments thereto, which amendments shall be subject to Clause 7, below.

1.2  In this Agreement:

     1.2.1 The singular includes the plural and vice versa, and the masculine includes the feminine and vice versa and the neuter includes the masculine and the feminine.

     1.2.2 Any reference to a Clause or Schedule shall, unless otherwise specifically provided, be to a Clause or Schedule of this Agreement.

     1.2.3 The headings of this Agreement are for ease of reference only and shall not affect its construction or interpretation.

                                       7
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2    SAFESCIENCE LICENSE TO NEWCO

2.1 SafeScience hereby grants to Newco for the Term [...***...] sublicense (the "SafeScience License") to the SafeScience Intellectual Property to make, have made, import, use, offer for sale and sell the Product in the Field in the Territory, subject to [...***...].

2.2 [...***...] shall be responsible for payments related to the financial provisions and obligations of any third party agreement with respect to the SafeScience Intellectual Property to which it is a party on the Effective Date (including amendments thereto) (the "[...***...] Effective Date Agreements"), including without limitation, any royalty or other compensation obligations triggered thereunder on the Effective Date, or triggered thereunder after the Effective Date.

     For the avoidance of doubt, royalties, milestones or other payments which arise from the process of the commercialization or exploitation of products under the SafeScience Effective Date Agreements (for example, a milestone payment payable upon successful completion of Phase II clinical trials, the filing of an NDA application, obtaining NDA approval, or first commercial sale) shall be payments for which [...***...] will be responsible under this Clause 2.2.

2.3 Elan shall be a third party beneficiary under this Agreement and shall have the right to cause Newco to enforce Newco's rights under this Agreement against SafeScience.

2.4 Notwithstanding anything contained in this Agreement to the contrary, SafeScience shall have the right outside the Field, to exploit and grant licenses and sublicenses of the SafeScience Intellectual Property.

     For the avoidance of doubt, Newco shall have no right to use the SafeScience Intellectual Property outside the Field.

2.5 Newco shall not be permitted to assign, or, except as provided in Clause 11 of the JDOA, license or sublicense any of its rights under the SafeScience Intellectual Property without the prior consent in writing of SafeScience. The granting of such license or sublicense shall be subject to any contractual obligations that SafeScience has as of the Effective Date with respect to the Platt and Wayne State Agreements.

2.6 Any agreement between Newco and any permitted third party for the development or exploitation of the SafeScience Intellectual Property shall require such third party to maintain the confidentiality of all information concerning the SafeScience Intellectual Property.

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     Insofar as the obligations owed by Newco to SafeScience are concerned,
     Newco shall remain responsible for all acts and omissions of any permitted sub-licensee, including Elan, as if they were acts and omissions by Newco.


3    INTELLECTUAL PROPERTY

3.1  Ownership of Intellectual Property:
     -----------------------------------

     3.1.1  Newco shall own the Newco Intellectual Property.

     3.1.2  SafeScience shall own the SafeScience Intellectual Property.
     -----

3.2  Trademarks:
     -----------

     3.2.1 SafeScience hereby grants to Newco for the Term a [...***...] license to use the SafeScience Trademarks solely to make, have made, import, use, offer for sale and sell the Products in the Field in the Territory and the following provisions shall apply as regards the license of the SafeScience Trademarks by SafeScience to Newco hereunder:

            3.2.1.1 Newco shall ensure that each reference to and use of a SafeScience Trademark by Newco is in a manner approved by SafeScience and accompanied by an acknowledgement, in a form approved by SafeScience, that the same is a trademark (or registered trademark) of SafeScience.

                     From time to time, upon the reasonable request of SafeScience, Newco shall submit samples of the Product to SafeScience or its duly appointed agent to ensure compliance with quality standards and specifications. SafeScience, or its duly appointed agent, shall have the right to inspect the premises of Newco where the Product is manufactured, held or stored, and Newco shall permit such inspection, upon advance notice at any reasonable time, of the methods and procedures used in the manufacture, storage and sale of the Product. Newco shall not sell or otherwise dispose of any Product under the SafeScience Trademarks that fails to comply with the quality standards and specifications referred to in this Clause 3.2, as determined by SafeScience.

            3.2.1.2 Newco shall not use a SafeScience Trademark in any way which might materially prejudice its distinctiveness or validity or the goodwill of SafeScience therein.

            3.2.1.3 The Parties recognize that the SafeScience Trademarks have considerable goodwill associated therewith. Newco shall not use in relation to the

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                    Products any trademarks other than the SafeScience
                    Trademarks, except the Elan Trademarks (as such term is defined in the Elan License Agreement) licensed to Newco under the Elan License Agreement, without obtaining the prior consent in writing of SafeScience, which consent may not be unreasonably withheld. However, such use shall not conflict with the use and display of the SafeScience Trademark and such use and display shall require prior written approval by SafeScience.

          3.2.1.4 Newco shall not use in the Territory any trademarks or trade names so resembling the SafeScience Trademark as to be likely to cause confusion or deception.

          3.2.1.5 Newco shall promptly notify SafeScience in writing of any alleged infringement or unauthorized use of which it becomes aware by a third party of the SafeScience Trademarks and provide SafeScience with any applicable evidence of infringement or unauthorized use.

          3.2.1.6 Newco shall favorably consider promoting and using the SafeScience Trademarks in each country of the Territory and provide proof of such use upon request by SafeScience.

          3.2.1.7 Newco shall not be permitted to assign or sublicense any of its rights under the SafeScience Trademarks without the prior written consent of SafeScience.

3.2.2 SafeScience may, at its sole discretion [...***...], file and prosecute applications to register and maintain registrations of the SafeScience Trademarks in the Territory. Newco shall reasonably co-operate with SafeScience in such efforts. Upon the reasonable request of Newco, SafeScience shall provide registration information, including classifications, for each country where the SafeScience Trademark has been registered.

3.2.3 SafeScience will be entitled to conduct all enforcement proceedings relating to the SafeScience Trademarks and shall at its sole discretion decide what action, if any, to take in respect to any enforcement proceedings of the SafeScience Trademarks or any other claim or counter-claim brought in respect to the use or registration of the SafeScience Trademarks. Any such proceedings shall be conducted [...***...] for its own benefit. Newco and Elan shall reasonably co-operate with SafeScience in such efforts.

3.2.4 Newco shall promptly notify SafeScience in writing in the event that any SafeScience Trademark has been challenged, or is threatened to be challenged by a third party in a judicial or administrative proceeding in a country in the Territory as infringing on the rights of a third party and SafeScience shall have the first

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               right to decide whether or not to defend such allegations, or to adopt an alternative mark. If SafeScience decides not defend the SafeScience Trademark, then Newco may request SafeScience to defend the SafeScience Trademark [...***...], unless such requested defense is believed by SafeScience to be unsubstantiated and without merit. In such a case, SafeScience may elect not to initiate defense proceedings.

     3.2.5 Newco will have no ownership rights in respect of the SafeScience Trademarks or of the goodwill associated therewith, and Newco hereby acknowledges that, except as expressly provided in this Agreement, it shall not acquire any rights in respect thereof and that all such rights and goodwill are, and will remain, vested in SafeScience.

     3.2.6 Nothing in this Agreement shall be construed as a warranty on the part of SafeScience regarding the SafeScience Trademarks, including without limitation, that use of the SafeScience Trademarks in the Territory will not infringe the rights of any third parties. Accordingly, Newco acknowledges and agrees that SafeScience makes no such warranty.

     3.2.7 SafeScience assumes no liability to Newco, Elan, Elan Corp, or to any third parties with respect to the quality, performance or characteristics of any of the goods manufactured or sold by Newco under the SafeScience Trademarks pursuant to this Agreement.

4    [...***...]


5    FINANCIAL PROVISIONS

5.1  Royalties: Prior to the commercialization of the Product, the Steering
     ---------
     Committee shall consider and if appropriate, determine reasonable royalties with respect to the commercialization of the Product by Newco that shall be payable by Newco to Elan Corp and SafeScience, [...***...].

     At such time, the Steering Committee will agree on an appropriate definition of "Net Sales" as such term is used in this Agreement.

     The provisions set forth in Clauses 5.1 to 5.7 and Clause 6 relate to the payment of any royalties which the Steering Committee may determine to be payable by Newco to SafeScience under this Agreement.

5.2 Payment of royalties pursuant to Clause 5.1 shall be made quarterly in arrears during each Financial Year within 30 days after the expiry of the calendar quarter. The method of payment shall be by wire transfer to an account specified by SafeScience. Each payment

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     made to SafeScience shall be accompanied by a true accounting of all
     Products sold by Newco and Newco's permitted sublicensees, if any, during such quarter.

     Such accounting shall show, on a country-by-country and Product-by-Product basis, Net Sales (and the calculation thereof) and each calculation of royalties with respect thereto, including the calculation of all adjustments and currency conversions.

5.3 During the Term and for a period of five (5) years thereafter, Newco shall maintain and keep clear, detailed, complete, accurate and separate records. All costs and expenses incurred with respect to maintenance of such records shall be borne by Newco for up to a period of three (3) years, from the date such records are created, and thereafter, such costs and expenses shall be borne solely by SafeScience:

     5.3.1 to enable any royalties on Net Sales that shall have accrued hereunder to be determined; and

     5.3.2 to enable any deductions made in the Net Sales calculation to be determined.

5.4 All payments due hereunder shall be made in United States Dollars. Payments due on Net Sales of any Product for each calendar quarter made in a currency other than United States Dollars shall first be calculated in the foreign currency and then converted to United States Dollars on the basis of the exchange rate in effect on the last working day for such quarter for the purchase of United States Dollars with such foreign currency quoted in the Wall Street Journal (or comparable publication if not quoted in the Wall Street Journal).

5.5 If, at any time, legal restrictions in the Territory prevent the prompt payment when due of royalties or any portion thereof, the Parties shall meet to discuss suitable and reasonable alternative methods of paying SafeScience the amount of such royalties. In the event that Newco is prevented from making any payment under this Agreement by virtue of the statutes, laws, codes or government regulations of the country from which the payment is to be made, then such payments may be paid by depositing them in the currency in which they accrue to SafeScience's account in a bank acceptable to SafeScience in the country the currency of which is involved, or as otherwise agreed by the Parties.

5.6 Elan, SafeScience and Newco agree to co-operate in all respects necessary to take advantage of any double taxation agreements or similar agreements as may, from time to time, be available.

5.7 Any taxes payable by SafeScience on any payment made to SafeScience pursuant to this Agreement shall be for the account of SafeScience. If so required by applicable law, any payment made pursuant to this Agreement shall be made by Newco after deduction of the appropriate withholding tax, in which event the Parties shall co-operate to obtain the appropriate tax clearance as soon as is practicable. On receipt of such clearance, Newco

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     shall forthwith arrange payment to SafeScience of the amount so withheld.

6    RIGHT OF INSPECTION AND AUDIT

6.1 Once during each Financial Year, or more often not to exceed quarterly as reasonably requested by SafeScience, Newco shall permit SafeScience or its duly authorized representatives, upon reasonable notice and at any reasonable time during normal business hours, to have access to inspect and audit the accounts and records of Newco and any other book, record, voucher, receipt or invoice relating to the calculation of the royalty payments on Net Sales.

     Any such inspection of Newco's records shall be at the expense of SafeScience, except that if any such inspection reveals a deficiency in the amount of the royalty actually paid to SafeScience hereunder in any Financial Year quarter of [...***...] or more of the amount of any royalty actually due to SafeScience hereunder, then the expense of such inspection shall be borne solely by Newco. Newco shall promptly pay to SafeScience any amount of deficiency.

     If such inspection reveals a surplus in the amount of royalties actually paid to SafeScience by Newco, SafeScience shall reimburse Newco the surplus within 15 days after determination.

6.2 In the event of any unresolved dispute regarding any alleged deficiency or overpayment of royalty payments hereunder, the matter will be referred to an independent firm of chartered accountants chosen by agreement of SafeScience and EIS for a resolution of such dispute. Any decision by the said firm of chartered accountants shall be binding on the Parties.

7    REPRESENTATIONS AND WARRANTIES

7.1 SafeScience represents and warrants to Newco and Elan, as of the Effective Date, with respect to the Compound as it relates to the SafeScience Intellectual Property, as follows:

     7.1.1  SafeScience has the right to grant the SafeScience License;

     7.1.2 there are no agreements between SafeScience and any third party that conflict with the SafeScience License;

     7.1.3 the patents and patent applications included in the SafeScience Patents are free and clear of encumbrances and liens;

     7.1.4 there are no proceedings pending against SafeScience in connection with the SafeScience Intellectual Property in relation to the Field;

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     7.1.5  [...***...];

     7.1.6  [...***...]; and

     7.1.7  [...***...].

7.2 Except to the extent Newco shall have the obligation to indemnify SafeScience pursuant to Clause 7.5 hereof and Elan and SafeScience pursuant to Clause 10 of the JDOA, in addition to any other indemnities provided for herein, SafeScience shall indemnify and hold harmless Newco and its Affiliates and their respective employees, agents, officers and directors from and against any claims, losses, liabilities or damages (including reasonable attorney's fees and expenses) incurred or sustained by Newco arising out of or in connection with any:

     7.2.1 breach of any representation, covenant, warranty or obligation by SafeScience hereunder; or

     7.2.2 negligent act or omission on the part of SafeScience or any of its employees, agents, officers or directors in the performance of this Agreement.

7.3 SafeScience further agrees and represents and warrants to Newco and Elan as follows:

     7.3.1 as of the Effective Date, each of the Platt and Wayne State Agreements is valid and in full force and effect;

     7.3.2 as of the Effective Date, there are no existing or claimed defaults by SafeScience, and to SafeScience's best knowledge by any other party, under any of Platt and Wayne State Agreements and no event, act or omission has occurred which (with or without notice, lapse of time or the happening or occurrence of any other event) would result in a default under the Platt and Wayne State Agreements by SafeScience, or to SafeScience's best knowledge by any other party;

     7.3.3 during the Term, SafeScience will fully comply with all of the terms and conditions of Platt and Wayne State Agreements. SafeScience will enforce its rights under Platt and Wayne State Agreements and SafeScience will not assign its rights under Platt and Wayne State Agreements; and

     7.3.4 during the Term, SafeScience will keep Newco and Elan fully informed with respect to SafeScience's transactions, arrangements and business under Platt and Wayne State Agreements that relate to Newco and/or the transactions contemplated hereunder, and SafeScience shall provide Newco and Elan with any written notices delivered by any party thereunder.

     7.3.5 During the Term, SafeScience shall not amend, modify, or waive any of its rights

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            under the Platt and Wayne State Agreements without the prior written consent of the Steering Committee (by the unanimous vote of its members).

7.4 For the avoidance of doubt, SafeScience shall not terminate any of its rights under Platt and Wayne State Agreements without the prior written consent of the Steering Committee (by the unanimous vote of its members).

7.5 In addition to any other indemnities provided for herein, Newco shall indemnify and hold harmless SafeScience and its Affiliates and their respective employees, agents, officers and directors from and against any claims, losses, liabilities or damages (including reasonable attorney's fees and expenses) incurred or sustained by SafeScience arising out of or in connection with any:

     7.5.1 breach of any representation, covenant, warranty or obligation by Newco hereunder; or

     7.5.2 negligent act or omission on the part of Newco or any of its employees, agents, officers or directors in the performance of this Agreement.

7.6 A party to this agreement seeking an indemnity (the "Indemnified Party") pursuant to this Clause 7 shall:

     7.6.1 fully and promptly notify the party responsible for indemnifying such Indemnified Party (the `Indemnifying Party") of any claim or proceeding, or threatened claim or proceeding;

     7.6.2 permit the Indemnifying Party to take full care and control of such claim or proceeding;

     7.6.3 co-operate in the investigation and defense of such claim or proceeding;

     7.6.4 not compromise or otherwise settle any such claim or proceeding without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed; and

     7.6.5 take all reasonable steps to mitigate any loss or liability in respect of any such claim or proceeding.

7.7 EXCEPT AS SET FORTH IN THIS CLAUSE 7, SAFESCIENCE IS GRANTING THE SAFESCIENCE LICENSE HEREUNDER ON AN "AS IS" BASIS WITHOUT REPRESENTATION OR WARRANTY WHETHER EXPRESS OR IMPLIED INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR INFRINGEMENT OF THIRD PARTY RIGHTS, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED.

7.8 NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SAFESCIENCE AND NEWCO SHALL NOT BE LIABLE TO THE OTHER BY REASON OF ANY REPRESENTATION OR WARRANTY, CONDITION OR OTHER TERM OR ANY DUTY OF COMMON LAW, OR UNDER THE EXPRESS TERMS OF THIS AGREEMENT, FOR ANY CONSEQUENTIAL, SPECIAL OR INCIDENTAL OR PUNITIVE LOSS OR DAMAGE (WHETHER FOR LOSS OF CURRENT OR FUTURE PROFITS, LOSS OF ENTERPRISE VALUE OR OTHERWISE) AND WHETHER OCCASIONED BY THE NEGLIGENCE OF THE RESPECTIVE PARTIES, THEIR EMPLOYEES OR AGENTS OR OTHERWISE.

8    TERM AND TERMINATION

8.1 The term of this Agreement shall commence as of the Effective Date and shall, subject to the rights of termination outlined in this Clause 8 and to the provisions of applicable laws, expire on the last to occur of:

     8.1.1 the date of expiration or lapse of the last to expire or lapse of patent rights within the Elan Intellectual Property and the SafeScience Intellectual Property in the Territory; or

     8.1.2 the date which is [...***...] years following the date of the first commercial sale of a Product in the Territory; provided, however, that neither Elan nor SafeScience shall be obligated to license the Elan Intellectual Property or the SafeScience Intellectual Property, respectively, beyond any period in which Elan or SafeScience has rights to such intellectual property pursuant to any agreement between Elan or SafeScience and their respective licensors as such agreements are in effect as of the Effective Date.

     (the "Term").

8.2 If either Party commits a Relevant Event, the other Party shall have, in addition to all other legal and equitable rights and remedies hereunder, the right to terminate this Agreement upon 30 days' prior written notice to the defaulting Party.

8.3 For the purpose of this Clause 8, a "Relevant Event" is committed by a Party if:

     8.3.1 such Party commits a material breach of its representations, warranties or obligations under this Agreement or the JDOA and fails to cure it within 60 days of being specifically required in writing to do so by the other Party; provided, that if the breaching Party has proposed a course of action to cure the breach and is acting in good faith to cure same but has not cured the breach by the 60th day, such period shall be extended by such period as is reasonably necessary to permit the breach to be cured, provided that such period shall not be extended by more than 90 days, unless otherwise agreed in writing by the Parties;

     8.3.2 a distress, execution, sequestration or other process is levied or enforced upon or sued out against a material part of its property which is not discharged within 30 days;

     8.3.3  it is unable to pay its debts in the normal course of business;

     8.3.4 it ceases wholly or substantially to carry on its business, otherwise than for the purpose of a reconstruction or amalgamation, without the prior written consent of the other Party (such consent not to be unreasonably withheld);

     8.3.5 the appointment of a liquidator, receiver, administrator, examiner, trustee or similar officer of such Party or over all or substantially all of its assets under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland; or

     8.3.6 an application or petition for bankruptcy, corporate re-organization, composition, administration, examination, arrangement or any other procedure similar to any of the foregoing under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland, is filed, and is not discharged within 60 days, or a Party applies for or consents to the appointment of a receiver, administrator, examiner or similar officer of it or of all or a material part of its assets, rights or revenues.

8.4 In the event Elan terminates the Elan License Agreement as a result of a Change of Control of SafeScience/Newco pursuant to Clause 8.4 of the Elan License Agreement, SafeScience shall, thereafter and upon written notice to Elan and Newco, be entitled to forthwith terminate this Agreement.

8.5  Upon expiration or termination of the Agreement:

     8.5.1 any sums that were due from Newco to SafeScience on Net Sales in any part of the Territory shall be paid in full within 60 days;

     8.5.2 any provisions that expressly survive termination or expiration of this Agreement, including without limitation this Clause 8, shall remain in full force and effect;

     8.5.3 all representations, warranties and indemnities shall insofar as are appropriate remain in full force and effect;

     8.5.4 the rights of inspection and audit set out in Clause 6 shall continue in force for a period of one year;

     8.5.5 subject to Clause 8.5.7, all rights and licenses granted to Newco pursuant to this Agreement and to the SafeScience Intellectual Property pursuant to the JDOA (including the rights of Newco pursuant to Clause 11 of the JDOA) shall cease for the Territory and shall revert to or be transferred to SafeScience, and Newco shall not thereafter use in the Territory any rights covered by this Agreement;

     8.5.6 subject to any license granted by Newco to Elan, if any, or granted by Newco to SafeScience, if any, pursuant to the provisions of Clause 11.3 of the JDOA, all rights to Newco Intellectual Property shall be assigned to and jointly owned by SafeScience and Elan and may be exploited by both Elan and SafeScience separately provided that Elan and SafeScience shall co-operate reasonably in the prosecution and maintenance of patents within the Newco Intellectual Property and provided further that nothing hereunder shall grant, or be construed to grant, a license to SafeScience under the Elan Intellectual Property; and

     8.5.7 the rights of permitted third party sub-licensees in and to the SafeScience Intellectual Property shall survive the termination of this Agreement; and Newco, Elan and SafeScience shall in good faith agree upon the form most advantageous to Elan and SafeScience in which the rights of Newco under any such licenses and sublicenses are to be held (which form may include continuation of Newco solely as the holder of such licenses or assignment of such rights to a third party or parties, including an assignment to both Elan and SafeScience).

            Any sublicense agreement between Newco and such permitted sublicensee shall, inter alia, permit such an assignment of rights by Newco to SafeScience and shall contain appropriate confidentiality provisions.


9    CONFIDENTIAL INFORMATION

9.1 The Parties agree that it will be necessary, from time to time, to disclose to each other confidential and proprietary information, including without limitation, inventions, works of authorship, trade secrets, specifications, designs, data, know-how and other proprietary information relating to the Field, the Products, processes, services and business of the disclosing Party.

     The foregoing shall be referred to collectively as "Confidential Information".

9.2 Any Confidential Information disclosed by the disclosing Party shall be used by the receiving Party exclusively for the purposes of fulfilling the receiving Party's obligations under this Agreement and for no other purpose.

9.3 Save as otherwise specifically provided herein, each Party shall disclose Confidential

     Information of the other Party only to those employees, representatives and agents requiring knowledge thereof in connection with fulfilling the Party's obligations under this Agreement. Each Party further agrees to inform all such employees, representatives and agents of the terms and provisions of this Agreement relating to Confidential Information and their duties hereunder and to obtain their agreement hereto as a condition of receiving Confidential Information. Each Party shall exercise the same standard of care as it would itself exercise in relation to its own confidential information (but in no event less than a reasonable standard of care) to protect and preserve the proprietary and confidential nature of the Confidential Information disclosed to it by the other Party. Each Party shall promptly, upon request of the other Party, return all documents and any copies thereof containing Confidential Information belonging to, or disclosed by, such other Party.

9.4 Any breach of this Clause 9 by any person informed by one of the Parties is considered a breach by the Party itself.

9.5  Confidential Information shall be deemed not to include:

     9.5.1  information which is in the public domain;

     9.5.2 information which is made public through no breach of this Agreement;

     9.5.3 information which is independently developed by a Party, as evidenced by such Party's records;

     9.5.4 information that becomes available to a receiving Party on a non-confidential basis, whether directly or indirectly, from a source other than another Party hereto, which source did not acquire this information on a confidential basis.

9.6 The receiving Party will be entitled to disclose Confidential Information which the receiving Party is required to disclose pursuant to:

     9.6.1  a valid order of a court or other governmental body; or

     9.6.2  any other requirement of law;

     provided that if the receiving Party becomes legally required to disclose any Confidential Information hereunder, the receiving Party shall give the disclosing Party prompt notice of such fact to enable the disclosing Party to seek a protective order or other appropriate remedy concerning any such disclosure. The receiving Party shall fully co-operate with the disclosing Party in connection with the disclosing Party's efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, the receiving Party shall make such disclosure only to the extent that such disclosure is legally required.

9.7 The provisions relating to confidentiality in this Clause 9 shall remain in effect during the term of this Agreement, and for a period of 7 years following the expiration or earlier termination of this Agreement.

9.8 The Parties agree that the obligations of this Clause 9 are necessary and reasonable in order to protect the Parties' respective businesses, and each Party agrees that monetary damages would be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements set forth herein.

      The Parties agree that any such violation or threatened violation shall cause irreparable injury to a Party and that, in addition to any other remedies that may be available, in law and equity or otherwise, each Party shall be entitled to seek injunctive relief against the threatened breach of the provisions of this Clause 9, or a continuation of any such breach by the other Party, specific performance and other equitable relief to redress such breach together with damages and reasonable counsel fees and expenses to enforce its rights hereunder.

10    GOVERNING LAW AND JURISDICTION

10.1 This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

10.2 The Parties will attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives of the Parties.

      In the event that such negotiations do not result in a mutually acceptable resolution within 60 days of the commencement of such negotiations, the Parties agree to consider other dispute resolution mechanisms including mediation.

      In the event that the Parties fail to agree on a mutually acceptable dispute resolution mechanism within 10 days of either Party's demand for such alternative dispute resolution hereunder, or in the event that the dispute is not resolved pursuant to any dispute resolution mechanism agreed by the Parties within 6 months, save as otherwise agreed by the Parties, any such dispute shall be finally settled by the courts of competent jurisdiction. For the purposes of this Agreement the parties submit to the exclusive jurisdiction of the courts of the State and Federal Courts located in the State, City and County of New York.


11    IMPOSSIBILITY OF PERFORMANCE - FORCE MAJEURE

      Neither SafeScience nor Newco shall be liable for delay in the performance of any of its obligations hereunder if such delay results from causes beyond its reasonable control, including, without limitation, acts of God, strikes, acts of war, intervention of a government authority, but any such delay or failure shall be remedied by such Party as soon as practicable.


12    ASSIGNMENT

      This Agreement may not be assigned by either Party without the prior written consent of the other, save that either Party may assign this Agreement to its Affiliates or subsidiaries without such prior written consent; provided that such assignment does not have any adverse tax consequences on the other Party.


13    NOTICES

13.1 Any notice to be given under this Agreement shall be sent in writing in English by registered or recorded delivery post or reputable overnight courier or telefaxed to the following addresses:

      If to Newco at:

      Clarendon House,
      2 Church St,
      Hamilton,
      Bermuda.
      Attention: Secretary
      Telephone: 441 292 9169
      Fax: 441 292 2224

      with a copy to Elan at:

      c/o Elan International Services, Ltd.,
      102 St. James Court,
      Flatts, Smiths FL04,
      Bermuda.

      Attention: President
      Telephone: 441-292-9169
      Fax: 441-292-2224

      If to SafeScience at:

      Park Square Building

      31 St. James Avenue, 8th Floor
      Boston, MA 02116
      USA

      Attention:  President
      Telephone   (617) 422-0674
      Fax:        (617) 422-0675

      with a copy to:

      McDermott, Will & Emery
      50 Rockefeller Plaza
      New York, New York 10020-1605

      Attention:  Cheryl V. Reicin
      Telephone   (212) 547-5400
      Fax:        (212) 547-5444


      or to such other address(es) and telefax numbers as may from time to time be notified by either Party to the other hereunder in the manner set forth in Clause 13.2.

13.2 Any notice sent by mail shall be deemed to have been delivered within 7 working days after dispatch or delivery to the relevant courier and any notice sent by telefax shall be deemed to have been delivered upon confirmation of receipt. Notice of change of address shall be effective upon receipt. Notices by telefax shall also be sent by another method permitted hereunder.


14    MISCELLANEOUS

14.1  Waiver:
      -------

      No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any other breach or failure to perform or of any other right arising under this Agreement.

14.2  Severability:
      -------------

      If any provision in this Agreement is deemed to be invalid, illegal, void or unenforceable under any law that is applicable hereto:

      14.2.1 such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable; or

      14.2.2 if it cannot be so amended without materially altering the intention of the Parties, it will be deleted and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

14.3  Further Assurances:
      -------------------

      At the request of any Party to this Agreement, the other Party shall (and shall use reasonable efforts to procure that any other necessary parties shall) execute and perform all such documents, acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting Party the full benefit of the terms hereof.

14.4  Successors:
      -----------

      This Agreement shall be binding upon and enure to the benefit of the Parties hereto, their successors and permitted assigns.

14.5  No Effect on Other Agreements/Conflict:
      ---------------------------------------

      No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between the Parties unless specifically referred to, and solely to the extent provided herein.

      In the event of a conflict between the provisions of this Agreement and the provisions of the JDOA, the terms of the JDOA shall prevail unless this Agreement specifically provides otherwise.

14.6  Amendments:
      -----------

      No amendment, modification or addition hereto shall be effective or binding on any Party unless set forth in writing and executed by a duly authorized representative of each Party.

14.7  Counterparts:
      -------------

      This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

14.8  Good Faith:
      -----------

      Each Party undertakes to act reasonably in giving effect to the provisions of this Agreement.

14.9   No Reliance:
       ------------

       Each Party hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty save as expressly set out herein or in any document referred to herein.

14.10  Relationship of the Parties:
       ----------------------------

       Nothing contained in this Agreement is intended or is to be construed to constitute SafeScience and Newco as partners, or SafeScience as an employee of Newco, or Newco as an employee of SafeScience.

       Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.


14.11  Whole Agreement:
       ----------------

       This Agreement (including the Schedules attached hereto) and the Definitive Documents set forth all of the agreements and understandings between the Parties with respect to the subject matter hereof, and supersede and terminate all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties other than as set forth in this Agreement and the Definitive Documents.

                                  Schedule 1
                                  ----------

                             Structure of Compound
                             ---------------------

                                  [...***...]

                                  Schedule 2
                                  ----------

                              SafeScience Patents
                              -------------------


                                  [...***...]

IN WITNESS WHEREOF the Parties hereto have executed this Agreement.



     SIGNED


BY    /s/ Bradley J. Carver
     --------------------------
     for and on behalf of
     SafeScience, Inc.



     SIGNED

BY    /s/ Kevin Insley
     --------------------------
     For and on behalf of
     SafeScience Newco, Ltd.



     AGREED TO AND ACCEPTED



BY    /s/ Colin Sainsbury
     --------------------------
     Elan Corporation, plc